EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                                                    Other names under which
        Name                         Owner                Jurisdiction               doing business
Egress Technologies Inc.     The Registrant has 100%      Nevada                     None
                             direct ownership interest
9066-4871 Quebec Inc.        3560309 Canada Inc.          Quebec, Canada             Planet411
3560309 Canada Inc.          The Registrant's             Canada (federal)           None
                             interest (all of the
                             voting/ common shares)
                             is owned through Planet
                             411 (Nova Scotia) Company
Planet 411 (Nova Scotia)     The Registrant has 100%      Nova Scotia, Canada        None
Company                      direct ownership interest